EXHIBIT 99.1

BBSI Reports Strong Fourth Quarter and Full Year 2022 Financial Results

- Q4 2022 Net Income of $11.5 Million, or $1.64 per Diluted Share -

- Full Year 2022 Net Income of $47.3 Million, or $6.54 per Diluted Share -

VANCOUVER, Washington, March 1, 2023 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Financial Summary vs. Prior Year Quarter

•
Revenues up 6% to $272.0 million.
•
Gross billings up 8% to $1.95 billion.
•
Average worksite employees (“WSEs”) up 6%.
•
Net income up to $11.5 million, or $1.64 per diluted share, compared to $10.6 million, or $1.40 per diluted share.

Full Year 2022 Financial Summary vs. 2021

•
Revenues up 10% to $1.05 billion.
•
Gross billings up 13% to $7.39 billion.
•
Average WSEs up 8%.
•
Net income up to $47.3 million, or $6.54 per diluted share, compared to $38.1 million, or $5.00 per diluted share.

“We had a strong finish to a year that consistently exceeded expectations,” said BBSI President and CEO, Gary Kramer. “We continued to see positive results from our sales efforts through Q4 with a larger portion of our WSE growth resulting from new clients in the quarter. Looking ahead to 2023, we are now launching our health benefits offering nationwide after our successful roll-out in select markets in the fourth quarter. This new product offering, paired with continued innovation in our sales and service delivery, brings exciting growth potential in the years ahead.”

Fourth Quarter 2022 Financial Results

Revenues in the fourth quarter of 2022 increased 6% to $272.0 million compared to $256.6 million in the fourth quarter of 2021.

Total gross billings in the fourth quarter increased 8% to $1.95 billion compared to $1.81 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was driven by higher WSEs from net client additions and net client hiring, as well as from higher average billings per WSE.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 3.0% in the fourth quarter of 2022 and benefited from a favorable adjustment of prior accident year liability of $0.6 million. This compares to 3.1% in the fourth quarter of 2021, which included a favorable adjustment of prior accident year liability of $1.7 million.

Net income for the fourth quarter of 2022 was $11.5 million, or $1.64 per diluted share, compared to $10.6 million, or $1.40 per diluted share, in the year-ago quarter. The increase is primarily attributable to growth in revenue.

Full Year 2022 Financial Results

Revenues in 2022 increased 10% to $1.05 billion compared to $955.2 million in 2021.

Total gross billings in 2022 increased 13% to $7.39 billion compared to $6.57 billion in 2021 (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to an increase in average WSEs and higher average billings per WSE.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 2.9% in 2022 and benefited from favorable adjustments of prior accident year liability of $11.3 million. This compares to 3.0% in 2021, which included favorable adjustments of prior accident year liability of $9.2 million.

Net income in 2022 increased to $47.3 million, or $6.54 per diluted share, compared to $38.1 million, or $5.00 per diluted share, in 2021. The increase is primarily attributable to higher revenue in 2022.

Liquidity

As of December 31, 2022, unrestricted cash and investments increased to $159.7 million compared to $132.1 million in the prior quarter. BBSI was debt free at year end.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on March 31, 2023, to all stockholders of record as of March 17, 2023.

On February 28, 2022, BBSI’s board of directors approved a stock repurchase program authorizing the Company to purchase up to $75 million of its stock over a two-year period. In the fourth quarter, BBSI repurchased 92,308 shares at an average price of $87.92 per share. At December 31, 2022, approximately $28 million remains available under the repurchase program.

Outlook

In 2023, BBSI expects the following:

•
Gross billings growth of 5% to 8%
•
Growth in the average number of WSEs of 2% to 4%
•
Gross margin as a percent of gross billings of 3.0% to 3.15%
•
Effective annual tax rate to remain at 27% to 28%

Conference Call

BBSI will conduct a conference call on Wednesday, March 1, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the year ended December 31, 2022.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, March 1, 2023
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13736188

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through April 1, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13736188

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and twelve months ended December 31, 2022 and 2021.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Gross billings	$1,948,591	$1,807,793	$7,393,808	$6,569,986
PEO and staffing wages	$1,697,514	$1,574,668	$6,425,286	$5,693,903

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program. In July 2020, the Company began limiting its safety incentive offering in certain markets, resulting in a substantial reduction in safety incentive costs.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Workers' compensation	$58,076	$55,256	$209,145	$196,949
Safety incentive costs	298	822	1,852	2,985
Non-GAAP gross workers' compensation	$58,374	$56,078	$210,997	$199,934

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
PEO and staffing wages	87.1%	87.1%	86.9%	86.7%
Payroll taxes and benefits	6.8%	6.7%	7.0%	7.2%
Non-GAAP gross workers' compensation	3.0%	3.1%	2.9%	3.0%
Gross margin	3.1%	3.1%	3.2%	3.1%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Year Ended December 31,
	2022	% Change	2021	% Change	2020
Average WSEs	122,001	8.0%	112,928	4.3%	108,249
Ending WSEs	122,306	5.3%	116,154	6.3%	109,292

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas; the effects of the COVID-19 pandemic, inflation, and potential recessionary pressures on our clients; our plans to make certain fully insured medical and other health and welfare benefits available to qualifying worksite employees beginning in 2023; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to retain current clients and attract new clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; the carrying value of deferred income tax assets and goodwill; the effects of the pandemic and conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2021 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$91,423	$69,405
Investments	68,325	96,763
Trade accounts receivable, net	163,838	155,707
Prepaid expenses and other	19,787	17,606
Restricted cash and investments	110,989	67,238
Total current assets	454,362	406,719
Property, equipment and software, net	45,954	36,277
Operating lease right-of-use assets	19,804	20,697
Restricted cash and investments	104,277	232,965
Goodwill	47,820	47,820
Other assets	3,281	2,474
Deferred income taxes	11,440	-
Total assets	$686,938	$746,952
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$-	$3,510
Accounts payable	8,264	4,485
Accrued payroll, payroll taxes and related benefits	222,331	199,067
Income taxes payable	610	1,673
Current operating lease liabilities	6,957	7,191
Other accrued liabilities	31,603	15,120
Workers' compensation claims liabilities	62,917	80,028
Safety incentives liability	2,049	4,322
Total current liabilities	334,731	315,396
Long-term workers' compensation claims liabilities	153,070	199,379
Deferred income taxes	-	1,687
Long-term operating lease liabilities	14,225	14,598
Customer deposits and other long-term liabilities	7,070	7,362
Stockholders' equity	177,842	208,530
Total liabilities and stockholders' equity	$686,938	$746,952

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Revenues:
Professional employer services	$243,189	$223,528	$937,363	$843,815
Staffing services	28,761	33,040	116,963	111,351
Total revenues	271,950	256,568	1,054,326	955,166
Cost of revenues:
Direct payroll costs	21,453	25,003	87,944	83,821
Payroll taxes and benefits	131,715	120,374	522,392	469,888
Workers' compensation	58,076	55,256	209,145	196,949
Total cost of revenues	211,244	200,633	819,481	750,658
Gross margin	60,706	55,935	234,845	204,508
Selling, general and administrative expenses	44,204	41,320	169,642	155,259
Depreciation and amortization	1,643	1,359	6,228	5,326
Income from operations	14,859	13,256	58,975	43,923
Other income, net	1,570	1,616	6,328	6,738
Income before income taxes	16,429	14,872	65,303	50,661
Provision for income taxes	4,901	4,258	18,035	12,582
Net income	$11,528	$10,614	$47,268	$38,079
Basic income per common share	$1.67	$1.42	$6.63	$5.05
Weighted average basic common shares outstanding	6,918	7,482	7,130	7,540
Diluted income per common share	$1.64	$1.40	$6.54	$5.00
Weighted average diluted common shares outstanding	7,048	7,559	7,226	7,621

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com